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                                                                    EXHIBIT 21.2

                              LIST OF SUBSIDIARIES

     The following is a list of subsidiaries of VIVUS, Inc.

1. VIVUS International Limited, a wholly owned subsidiary of VIVUS, Inc.

2. VIVUS UK Limited, a wholly owned subsidiary of VIVUS International Limited

3. VIVUS BV Limited, a wholly owned subsidiary of VIVUS International Limited

4. VIVUS Ireland Limited, a wholly owned subsidiary of VIVUS International
Limited